Exhibit 10.31

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WTH “**”.  AN UNREDACTED VERSION OF THIS DOCUMENT HAS ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED

INVESTMENT MANAGEMENT AND SERVICES AGREEMENT

BETWEEN

GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

AND

GE ASSET MANAGEMENT INCORPORATED

DATED AS OF                    2004

THIS AMENDED AND RESTATED INVESTMENT MANAGEMENT AND SERVICES AGREEMENT (the “Agreement”) is made and entered into as of the      day of                       , 2004 (the “Effective Date”), by and between GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY, an insurance company domiciled in the State of Delaware (“Client”), and GE ASSET MANAGEMENT INCORPORATED, a Delaware corporation (“Manager”).

RECITALS

WHEREAS, Client and Manager previously entered into an investment management and services agreement (the “Original Agreement”) dated as of May 1, 2002 pursuant to which Client retained Manager to provide investment management and other services for Client’s investment portfolio and Manager agreed to provide those services on the terms and conditions contained in the Original Agreement; and

WHEREAS, Client and Manager now desire to amend and restate the Original Agreement in its entirety as more specifically provided below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, Client and Manager agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

1.1                               Definitions.  The following capitalized terms, as used in this Agreement, have the following meanings:

“Account” shall have the meaning set forth in Section 2.1.

“Account Assets” means the assets and any unrealized income, profit or gain (or loss) from, those assets in the Account from time to time.  Unless specifically described otherwise, Account Assets shall be valued at market.

“Actual Costs” shall have the meaning set forth in Article IV(b).

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person.

“Applicable Law” means, as applicable to each of the parties hereto, any domestic or foreign federal, state or local statute, law, ordinance or code (including, with respect to Client, the Delaware insurance code and, with respect to Manager, the Investment Advisers Act), any rules, regulations, administrative interpretations or orders issued by any Governmental Authority (including with respect to Client, the Insurance Authority and, with respect to Manager, the SEC) pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

“Board” means the Board of Directors of Client as the same may be elected from time to time by the shareholders of Client.

“Budgeted Costs” shall have the meaning set forth in Article IV(a).

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Control Event” means, with respect to either party, the occurrence of: (a) any event which results in the Control of the party transferring from a Person that was an Affiliate immediately prior to the occurrence of such event to a Person that is not an Affiliate; (b) the sale or transfer of substantially all of a party’s assets to a Person that is not an Affiliate; or (c) the merger or consolidation of a party with or into another Person and the surviving Person is not an Affiliate.

“CPR” shall have the meaning set forth in Section 8.3.

“CPR Arbitration Rules” shall have the meaning set forth in Section 8.4(a).

“Custodian” shall have the meaning set forth in Section 2.6.

“Directed Brokers” shall have the meaning set forth in Section 2.7(b)

“Directed Trades” shall have the meaning set forth in Section 2.7(b).

“Dispute” shall have the meaning set forth in Section 8.1(a).

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“First Extension” shall have the meaning set forth in Article III(a).

“GAAP” means generally accepted accounting principles in effect, from time to time, in the United States.

“GE” means General Electric Company, a New York corporation.

“GE Change” shall have the meaning set forth in Article III(a).

“Governmental Authority” means the SEC, the Insurance Authority or any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any federal, national, state, municipal, county, city or other political subdivision.

“Initial Notice” shall have the meaning set forth in Section 8.2.

“Initial Termination Date” shall have the meaning set forth in Article III(a).

“Insurance Authority” means the Delaware Department of Insurance.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Committee” means a committee directed by the Board to oversee Client’s investment activities.

“Investment Guidelines” shall mean certain guidelines and procedures concerning the investment and management of the Account Assets (and which may be specific as to any particular Account) as may be adopted from time to time by the Board or the Investment Committee all of which shall be compliant in all respects and at all times with all Applicable Law, and as may from time to time be modified or amended by the Board or the Investment Committee; provided that any such modification or amendment shall be provided by Client to Manager in writing in advance.

“Investment Objectives” shall mean any investment objectives set forth in the Investment Guidelines or otherwise communicated in writing from time to time by Client to Manager.

“Investment Reports” means statements, reports, analyses, data, summaries, calculations, formulas and the like concerning Account Assets, investment strategy, security selection and performance results, whether in written, oral or electronic form.

“Management Percentage” shall have the meaning set forth in Article IV(a).

“Original Agreement” shall have the meaning set forth in the Recitals.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or any other entity or organization, including governmental or political subdivision or an agency or instrumentality thereof.

“Proposal” shall have the meaning set forth in Article IV(c).

“Records” shall have the meaning set forth in Section 2.9.

“Regulatory Change” shall have the meaning set forth in Article III(a).

“Remaining Term” shall have the meaning set forth in Article III(a).

“Representatives” means, as applicable, Client’s or Manager’s directors, officers, employees, accountants and legal and financial advisors.

“Response” shall have the meaning set forth in Section 8.2.

“SAP” means statutory accounting procedures and principles prescribed or permitted by Applicable Law.

“Second Extension” shall have the meaning set forth in Article III(a).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Termination” shall have the meaning set forth in Article III(a).

“Taxes” shall have the meaning set forth in Section 7.18(b).

“True-up” shall have the meaning set forth in Article IV(b).

1.2                               Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE II

SERVICES

2.1                               Investment Management.  With respect to accounts and/or investment portfolios designated by Client from time to time in writing and which may include, without limitation, an account established to hold assets of Client placed into a trust or other special purpose vehicle utilized to secure performance of Client’s obligations (collectively, the “Account”), Manager will provide continuous, discretionary investment management services to Client, which services may include (but not be limited to) the following:

(a)                                  Research and identify investment opportunities;

(b)                                 Open (or direct the Custodian to open) and maintain brokerage accounts for securities and other property for and in the name of Client and execute for Client, as its agent and attorney-in-fact, standard customer agreements;

(c)                                  Invest Account Assets in income earning investments, such as bonds and cash equivalents, and such other investments as are permitted by Applicable Law, subject to any restrictions or limitations imposed by the Investment Guidelines, the Board or the Investment Committee, in each case, as communicated to Manager in writing;

(d)                                 Exercise, on behalf of Client or direct the exercise by the Custodian where appropriate, all rights and remedies conferred by any investment including, without limitation, voting rights (as discussed more fully in Section 2.8 below) with respect to the Account Assets;

(e)                                  Sell or dispose of investments as appropriate, subject to any restrictions or limitations imposed by the Investment Guidelines, the Board or the Investment Committee; provided, however, that the proceeds from any such sales will be deposited in the relevant Account on the date of receipt;

(f)                                    Assist in developing an overall investment strategy for the Account Assets; provided that in all cases Client shall have sole responsibility for approving and adopting any such strategy;

(g)                                 Conduct inspections, valuations, projections or other due diligence activities with respect to investments;

(h)                                 Negotiate the terms and conditions of investments and review and participate in the preparation of any documentation relating to such investments and execute for Client, as its agent and attorney-in-fact, such documentation;

(i)                                     Keep the Account under review and confer at regular intervals with Client regarding the investment and management of the Account;

(j)                                     Prepare a summary of all purchases and sales of investments with respect to the Account for approval and ratification by the Board or the Investment Committee not less than quarterly and more frequently if the Board or the Investment Committee so requests;

(k)                                  Assist with cash management and cash flow forecasting;

(l)                                     Participate in meetings of the Board, the Investment Committee and such other meetings with Client Representatives as Client may request from time to time;

(m)                               Provide Client, in a timely manner, with such reports, documentation and information as Client may reasonably request in connection with monthly, quarterly and annual closing activities;

(n)                                 Provide Client with such additional investment management services relating to the Account as Client may reasonably request from time to time; and

(o)                                 Provide other support and analysis concerning investments, which, by way of example, may include due diligence in connection with potential business acquisitions or dispositions by Client and its Affiliates, reinsurance transactions and capital markets structures; provided, however, such support and analysis shall be similar in scope to that which Manager has previously provided to Client and shall be consistent with the range of services provided in the normal course by Manager under this Agreement.

2.2                               [Reserved]

2.3                               Appointment of Manager.  Client appoints Manager and Manager accepts appointment by Client as investment adviser for the Account with full discretion subject to the terms of this Agreement; provided that, and without limitation to any right or remedy of Client under this Agreement, the ultimate control of Client’s accounts and/or investment portfolios shall remain with the Board, and nothing contained in this Agreement shall be deemed to transfer or delegate such control to Manager.

2.4                               Non-Exclusivity.  Manager shall perform its services described in this Agreement on a nonexclusive basis.  Client shall be free to retain at any time one or more additional investment advisers to perform similar services in connection with any of its assets.  Manager may give advice and take action with respect to other clients that differs from advice given or action taken with respect to the Account, so long as Manager attempts in good faith to allocate investment opportunities to Client and the Account over a period of time on a fair and equitable basis compared to investment opportunities extended to other clients.  Manager is not obligated to initiate the purchase or sale of any security for Client or the Account that Manager, or its Affiliates or the respective Representatives of either of them, may purchase or sell for its or their own accounts or for the account of any other client if, in the reasonable opinion of Manager, such transaction or investment appears unsuitable or undesirable for Client or the Account.

2.5                               Covenants of Manager.

(a)                                  Manager shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person, acting in a like capacity and familiar with such matters should use in the conduct of an enterprise of a like character and with like aims.   Further, Manager shall use the same skill and care in the management of the Account and other duties hereunder as it uses in the administration of other similar accounts for which it has investment responsibility.

(b)                                 Manager shall use its commercially reasonable efforts to achieve the Investment Objectives.  Notwithstanding the foregoing, Client understands that Manager makes no representation regarding its ability to achieve any Investment Objective and Manager shall have no liability hereunder for such failure provided it has otherwise complied with the terms of this Agreement.

(c)                                  Manager shall notify Client in writing within seven (7) business days of:  (i) Manager’s failure or inability to comply with any material term or provision of this Agreement; (ii) any change in Manager’s senior officers who exercise investment discretion in respect of the Account; (iii) any change in Manager’s condition, financial or otherwise, or in its business or any other change which is reasonably likely to be materially adverse to Manager, the Account or the Account Assets; (iv) the occurrence of any happening or event which is reasonably likely to cause or has caused any breach of any representation or warranty made by Manager below and the nature and scope of the breach; (v) any threatened or actual material adverse change in the Account or nature of the Account Assets of which it is aware; (vi) if it is unable to comply with the Investment Guidelines including any change resulting from an amendment to such Investment Guidelines or any instruction or direction given by Client pursuant to this Agreement; or (vii) if an instruction, direction or guideline given by Client is:  (A) in Manager’s opinion, inconsistent with the Investment Guidelines; or (B) in Manager’s opinion, ambiguous or unclear in any respect, and the instruction, direction or guideline must be clarified by Client.

(d)                                 In the performance of its duties and obligations under this Agreement, Manager shall act in conformity with the Investment Guidelines or other written instructions of the Board, the Investment Committee or Representatives of Client, in each case as supplied to Manager by Client, and all Applicable Law.  At Client’s request, Manager shall provide to Client certificates or other evidence of compliance relating to any Applicable Law or other legal requirements, in each case in form and substance satisfactory to Client.

(e)                                  Manager shall at all times maintain sufficient and knowledgeable personnel to perform the services under this Agreement.

(f)                                    Manager shall inform Client of, and comply with, Manager’s policy regarding the receipt by Manager of all services received in connection with soft dollar commissions in relation to the investment or management of the Account.

(g)                                 Manager shall account to Client for any monetary benefits, fees or commissions received by Manager or any Affiliate of Manager in relation to the investment of the Account other than benefits or amounts permitted to be received in accordance with Section 2.7 and Article IV.

(h)                                 Manager shall exercise due care in selecting, appointing and reviewing the performance of any agent of Manager in connection with the Account or any broker engaged by Manager.

(i)                                     Except as otherwise disclosed in this Agreement, Manager does not have and will not have any interest, direct or indirect, which would conflict in any manner with its obligations under this Agreement.

2.6                               Custodial Matters.  All transactions authorized by this Agreement with respect to the Account will be consummated through a custodian designated in writing by Client (the

“Custodian”).  Manager (who shall not act as Custodian) may issue such instructions to the Custodian as may be appropriate in connection with the settlement of transactions initiated by Manager under this Agreement, either in writing or sent electronically or orally and confirmed in writing or electronically as soon as practical thereafter.  Manager shall instruct all brokers, dealers or other persons executing orders on behalf of the Account to forward to the Custodian copies of all brokerage or dealer confirmations promptly after execution of all transactions.  Manager shall not be authorized to take custody or possession of any Account Assets.  Manager shall not be responsible for the fees of the Custodian or for any loss incurred by reason of any act or omission of the Custodian. Client may, at any time in its sole discretion, appoint one or more additional or substitute custodians to hold the Account Assets.  Manager will be advised of the appointment of any substitute custodians in writing by Client.

2.7                               Brokerage Matters.

(a)                                  Manager may place orders directly with brokers or dealers for executing transactions for the Account.  In selecting brokers or dealers, Manager is authorized to use its discretion and may take into account such relevant factors as (i) total transaction price (including commissions, as a component of price); (ii) the broker’s facilities, reliability and financial responsibility; (iii) the ability of the broker to effect the securities transaction, particularly with regard to such aspects as timing, size and execution of orders; and (iv) the research services provided by such broker to Manager (either directly or by arrangement with third parties) which may enhance Manager’s general investment decision-making process, notwithstanding that the Account may not be the direct or exclusive beneficiary of such services.  Specifically, Manager may pay a broker a commission in excess of the amount another broker would have charged for effecting such transaction, so long as, in the good faith judgment of Manager, the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of that particular transaction or Manager’s overall investment management business.  Client shall be responsible for the total transaction costs, including all reasonable broker’s commissions with respect to transactions of the Account and all taxes or government fees, domestic or foreign, attributable to such transactions.  Manager may enter into arrangements with brokers to open “average price” accounts wherein orders during a trading day are placed on behalf of Client and other clients and are allocated (along with an equivalent portion of the expenses related thereto) among the Account and the accounts of the other clients using an average price.  Manager may execute any and all transactions for the Account with or through brokers or dealers that are Affiliates of Manager so long as such transactions are executed on terms no less favorable than those available from an unaffiliated broker or dealer.

(b)                                 Client may direct Manager to effect securities transactions for the Account (“Directed Trades”) through broker-dealer(s) identified by Client in writing (“Directed Brokers”) in a separate agreement acceptable to Manager.   Client acknowledges that: (i) Directed Trades may not enable Client to obtain the cost and execution benefits, if any, of participating in aggregated trades with other clients; and (ii) Directed Trades may be executed before or after Manager effects the execution of transactions for other accounts with the result that Client may pay or receive, as the case may be, a different price for securities which were also the subject of trades by Manager for its other clients.  Client represents that Directed Trades are not prohibited by Applicable Law or Client’s governing documents.

2.8                               Exercise of Rights.  Subject to the Investment Guidelines and any other written instructions of the Board, the Investment Committee or Representatives of the Client provided to Manager, Manager shall use its best judgment to exercise or instruct the Custodian to exercise, in a manner that Manager deems to be in the best interests of Client, all voting rights, consent rights, subscription rights, conversion rights or any other rights arising in connection with any investment in the Account.  Manager shall determine whether to consent to modifications of any documents governing securities held in the Account.  Unless provided herein or requested in writing by Client, Manager need not forward any proxy material, consent solicitations or similar material to Client.

2.9                               Recordkeeping and Reports; Review and Inspection.

(a)                                  Manager shall maintain all records, memoranda, instructions or authorizations (collectively, “Records”) relating to the acquisition or disposition of securities or other investments in the Account as required by the Investment Advisers Act.  Such Records will be the property of Client.  On a timely basis, Manager shall make available to Client, at its administrative offices or such other location as may be designated by Client, copies or originals of such Records upon reasonable request.

(b)                                 All Records, both internal and external with third parties, to the extent within the control of Manager, will clearly specify the ownership interest of Client in the Account Assets.

(c)                                  Records relating solely to the Account and/or the Account Assets that are not maintained physically on Client’s premises or in Client’s care, custody and control shall be subject to review and audit at any time by Client, its Representatives, the Insurance Authority and any other Governmental Authority, or any other entity designated by Client, and Manager shall cooperate with and provide reasonable assistance to any such Person, including any auditor appointed by Client to conduct an audit of the Account.  Such Records shall be maintained for the time periods and in a format required by the Investment Advisers Act.  Manager shall notify Client prior to destruction of such Records (in order that Client may request transfer of such Records to Client as an alternative to destruction).

(d)                                 Manager shall provide to Client such other documents and information pertaining to this Agreement, the Account and/or Account Assets at such times as Client may reasonably request including, but not limited to, information required to prepare reports to the Insurance Authority or any other entity designated by Client or as may be required in order for Client to comply with GAAP, SAP or Applicable Law.

(e)                                  Manager will cooperate fully with Client with respect to unsettled or unreconciled transactions and daily transmission of trading activity.

2.10                        Information Furnished to Manager.  Client shall furnish to Manager in a timely manner any information that Manager may reasonably request with respect to the services performed under this Agreement.  In determining the requirements of Applicable Law, Manager may rely on an interpretation of law by legal counsel to Client.

ARTICLE III

TERM AND TERMINATION

(a)                                  This Agreement shall continue in effect for a term beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Termination Date”).  Not less than one (1) year prior to the Initial Termination Date, Client shall notify Manager in writing of its intent to terminate this Agreement on the Initial Termination Date or to extend this Agreement for an additional one (1) year term (the “First Extension”).  If Client exercises the First Extension, Client shall, no later than the Initial Termination Date, notify Manager in writing of its intent to terminate this Agreement at the end of the First Extension or to further extend this Agreement for an additional one (1) year term (the “Second Extension”).  This Agreement may only be terminated by Client (i) for any reason with one (1) year prior written notice (which notice shall specify the effective date of termination) to the Manager or (ii) immediately (A) for cause  (“cause” being understood as any fraud or willful misconduct by Manager in managing the Account, Manager’s material breach of this Agreement, materially deficient investment performance with respect to the Account or Manager’s material or repeated non-compliance in managing the Account in accordance with the Investment Guidelines or Investment Objectives; provided that, except with respect to Manager’s fraud or willful misconduct, Manager shall have thirty (30) days from notice of such material breach or non-compliance to cure the material breach or non-compliance to the reasonable satisfaction of Client in which case “cause” shall not be deemed to have occurred) or (B) upon a Control Event with respect to Client.  If Client terminates this Agreement with less than one (1) year prior notice and if such termination is not for cause or due to a Control Event with respect to Client, Client will then continue to pay to Manager the lesser of (1) the unpaid balance of the Budgeted Costs (as defined in Article IV(a)) for the remaining portion of the calendar year plus the pro-rata portion of the Budgeted Costs for the following calendar year but only for the number of days which when added to the time elapsed since the giving of such notice would equal one (1) year (such remaining period, the “Remaining Term”) or (2) the Actual Costs incurred by Manager for providing services under this Agreement for the Remaining Term

(in each case as adjusted to reflect the pro-rata portion of the True-up (as defined below) from the prior year and entire True-up for the following year, or portion thereof, if applicable).  Manager shall use reasonable efforts to mitigate the incurrence of such costs and expenses.  This Agreement may be terminated by Manager if the SEC suspends or withdraws Manager’s investment adviser registration  (“SEC Termination”) or a change in Applicable Law occurs that would materially and adversely affect Manager’s ability to provide services hereunder (“Regulatory Change”).  Manager shall provide prompt written notice of a SEC Termination or Regulatory Change to Client and Manager shall use best efforts to extend the termination date for this Agreement to the maximum date consistent with the requirements of the SEC or the date of implementation of the Regulatory Change, as applicable, and in a manner consistent with subsection (d) of this Article III.  This Agreement may be terminated by Manager (i) upon a Control Event with respect to Manager; (ii) if GE decides to dissolve Manager and commences dissolution proceedings; or (iii) if GE decides to engage other investment managers to provide substantially all advisory services to the fixed income allocation of the General Electric Pension Trust (each event a “GE Change”); provided that Manager shall give prompt written notice of a GE Change to Client and the date of termination shall occur on the later of the Initial Termination Date or one (1) year from the giving of notice of the GE Change to Client.  This Agreement also shall automatically terminate in the event of its unauthorized assignment by either party.  Termination in any manner shall not affect the rights of either party that accrued prior to termination.

(b)                                 Client acknowledges that Manager has and will continue to expend substantial fixed costs in providing services to Client and such costs would not have been incurred but for Manager providing services to Client.  Furthermore, Client acknowledges that Manager has agreed to provide services hereunder for the fees noted in Article IV in part because Client has expressed a good faith intention to engage Manager for not less than three (3) years following the Effective Date.  Therefore, Client acknowledges that the management fees still to be paid to Manager following a termination by Client of this Agreement for reasons other than cause or upon a Control Event with respect to Client and with less than one (1) year prior notice should not be construed as a penalty but as a reasonable approximation of the additional costs incurred by Manager due to the failure of Client to meet the parties’ expectations.

(c)                                  Within sixty (60) days of the termination of this Agreement, Manager shall transfer all Records to Client or its designee provided that Manager shall be entitled to maintain a copy of such Records.  All reasonable costs to transfer such Records shall be paid by Client.

(d)                                 In the event of any termination of this Agreement, Client may request that Manager continue to serve as a manager hereunder (at the then-existing compensation level) in order to assist Client in effecting a smooth and orderly transfer of services and all Records to any successor manager (which may be

Client); provided that such transition period shall not exceed 3 months unless otherwise agreed to by the parties.  Manager shall consent to such request provided termination is not the result of a SEC Termination or Regulatory Change.

ARTICLE IV

COMPENSATION

(a)                                  Subject to the provisions of this Article IV, Client agrees to pay Manager a management fee on a quarterly basis in arrears for services provided by Manager to Client pursuant to this Agreement.  The management fee shall be equal to ** basis points (**%) (the “Management Percentage”) multiplied by the value of the Account Assets as of the end of the relevant calendar quarter, as determined by the Custodian’s records, divided by four (4).  The parties acknowledge that the initial Management Percentage has been, and the Management Percentage applicable for each calendar year thereafter will be, equal to the percentage resulting from dividing Manager’s budgeted direct and indirect costs and expenses for such period (the “Budgeted Costs”) as adjusted by any True-up (as defined below) for the prior year by Client’s estimated aggregate Account Assets for the next calendar year, all as determined in good faith.

(b)                                 The parties will reestablish the Management Percentage for each calendar year in accordance with the following process; provided, however, that if the Management Percentage for such period exceeds by more than ten percent (10%) the Management Percentage applicable during the prior calendar year or portion thereof, such increase shall be submitted to the Insurance Authority for prior approval.  By each September 15, Client shall provide Manager with a provisional forecast of Client’s Account Assets for the following calendar year together with an outline of any significant changes that Client proposes to implement to its investment strategy during the following calendar year.  By each October 1, Manager shall provide Client with a detailed budget setting forth the expected Budgeted Costs to be incurred by Manager in order to provide services to Client for the following calendar year along with reasonable documentation in support of such budget (collectively, the “Proposal”).  Client shall promptly review the Proposal and shall accept or reject the Proposal, in Client’s reasonable discretion, by no later than November 1; provided, however, if Client rejects the Proposal it shall provide Manager with a written explanation for such rejection.  If Client rejects the Proposal, Client and Manager will work in good faith to resolve all issues so that the Proposal is acceptable to both parties no later than December 1.  As promptly as possible, but in no event later than January 15 of each year, Client shall provide Manager its final forecast of Account Assets for the calendar year and any significant changes to Client’s investment strategy that Client proposes to implement during the calendar year.  Within five (5) business days following receipt of such information, Manager shall calculate the difference between the management fees paid or payable by Client to Manager for the prior year under this Agreement (and under the Original Agreement for the portion of 2004 that such agreement remained in effect) and Manager’s actual direct and indirect costs and expenses of providing services (“Actual Costs”) during such period (such difference is referred to as the “True-up”) and shall provide the True-up and proposed Management Percentage to Client.  The calculation of any True-up shall not give effect to fees received by Manager or reductions in fees otherwise owed to Manager as a result of a prior True-up.  The True-up shall be added to or subtracted from, as applicable, the Budgeted Costs set forth in the approved Proposal and shall be reflected in the Management Percentage established for the following calendar year.  If Manager is entitled to the benefit of the True-up because Actual Costs exceeded Budgeted Costs, the True-up added to Budgeted Costs for the following calendar year shall be the lesser of the actual True-up or an amount equal to 10% of Budgeted Costs for the prior calendar year; provided however, that any Actual Costs that were not included in the approved Proposal for the year but were previously approved in writing by Client in consultation with Manager during such year shall not be included when applying the 10% cap.  The Manager shall provide Client with reasonable back-up documentation supporting Manager’s calculation of the True-up.  Client shall approve or reject the True-Up and the Management Percentage not later than five (5) business days after receipt thereof from Manager.  The Management Percentage shall be implemented as if it were effective as of the prior January 1.  If the parties are unable to agree on a revised Proposal, the True-up or the Management Percentage, the then existing Management Percentage shall remain in effect until the parties agree on a revised Proposal and True-up.  If the parties are unable to agree on the Proposal, the Management Percentage and the True-up by February 15, the Budgeted Costs and Management Percentage (which shall reflect the True-up) shall be established pursuant to the Arbitration process described in Article VIII of this Agreement.  Both parties understand that time is of the essence with respect to this subsection.  For purposes of all dates set forth in this subsection, if such date is not a business day, then such date shall be deemed to be the next calendar day that is a business day.

(c)                                  Manager shall submit to Client within thirty (30) days following each calendar quarter, a written statement of the amount owed by Client for the previous quarter.  Client shall pay Manager undisputed amounts within thirty (30) days following receipt of such statement.

ARTICLE V

CONFIDENTIALITY

Subject to the duty of Manager or Client to comply with Applicable Law, each party hereto shall treat as confidential all information with respect to the other party received pursuant to this Agreement.  No party shall use or disclose the other party’s confidential information except as contemplated by this Agreement.

Manager shall establish and maintain reasonable procedures to keep Investment Reports, the information supplied by Client to Manager for the Investment Reports and other non-public information provided hereunder confidential and to prevent disclosure or distribution to any Person other than to Client’s Representatives or to Manager’s Representatives or Manager’s service providers who have a reasonable need to know or have access to such information in connection with providing services hereunder; provided that Manager may include information from such Investment Reports when presenting Manager’s performance as long as Client is not identified as the source of such information.  Manager will be responsible for compliance with the terms of this Article V by its Representatives.

Investment Reports provided by Manager to Client are privileged and may include proprietary information.  Investment Reports will be used solely for the purpose of monitoring and evaluating the performance of the Account and for use by Client in testing the Account Assets for regulatory compliance and similar purposes.  Client shall establish and maintain reasonable procedures to keep Investment Reports confidential and to prevent disclosure or distribution to any Person other than to Client’s Representatives who have a reasonable need to know or have access to such Investment Reports in connection with the receipt of services hereunder.  Client will be responsible for compliance with the terms of this Article V by its Representatives.

Each party hereto will obtain the other party’s approval before sending or making available any Investment Report to third parties.  If a party is required by Applicable Law or requested (by legal process, civil investigative demand or similar process) to disclose any confidential information of the other party, the party being required or requested to make such disclosure will promptly notify the other party so that the other party may seek an appropriate protective order or waive compliance with this confidentiality covenant.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1          By Client.  Client represents and warrants that:

(a)                                  It is an insurance company duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority (including approval from the Insurance Authority, if required) to execute, deliver and perform this Agreement;

(b)                                 This Agreement is the valid and binding obligation of the Client enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies; and

(c)                                  Except as set forth on Schedule 6.1 attached hereto, none of the Account Assets are “plan assets” within the meaning of ERISA and if any Account Assets ever become “plan assets” within the meaning of ERISA, Client will immediately so notify Manager.

6.2          By Manager.  Manager represents and warrants that:

(a)                                  It is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has the power and authority to carry on the business of an investment adviser, and has the power and authority to execute, deliver and perform this Agreement;

(b)                                 This Agreement is the valid and binding obligation of Manager enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies;

(c)                                  Other than approval from the Insurance Authority, if any, it has made, obtained and performed all other registrations, filings, approvals, authorizations, consents, licenses or examinations required by any government or governmental or quasi-governmental authority, domestic or foreign, or required by any other person, corporation or other entity in order to execute, deliver and perform this Agreement and to be an investment adviser;

(d)                                 Neither the execution and delivery nor the performance of this Agreement by Manager will violate any law, statute, order, rule or regulation or judgment, order or decree by any federal, state, local or foreign court or governmental authority, domestic or foreign, to which Manager is subject nor will the same constitute a breach of, or default under, provisions of any agreement or contract to which it is a party or by which it is bound;

(e)                                  It is registered as an investment adviser under the Investment Advisers Act and has at least 48 hours prior to entering into this Agreement furnished to Client a true and complete copy of Part II of its most recent Form ADV; and since the date of such Form ADV, there has not been, occurred or arisen any material adverse change in the financial condition or in the business of Manager or any event, condition, or state of facts which materially and adversely affects, or to its knowledge threatens to materially affect, the business or financial condition of Manager; and

(f)                                    In terms of intellectual property, it is the sole owner of all right, title and interest in and to the intellectual property used by it to perform its obligations hereunder or, to its knowledge, possesses all appropriate rights to use the intellectual property; has not sold, granted, conveyed, licensed or assigned to any third party, or in any way encumbered, the intellectual property in a manner that interferes with Manager’s obligations under this Agreement; and the intellectual property used by Manager does not to Manager’s knowledge infringe the rights of any third party.

ARTICLE VII

MISCELLANEOUS

7.1                               Limitation of Liability.  In furnishing Client with services as provided herein, neither Manager nor any officer, director or agent thereof shall be held liable to Client, its creditors or the holders of its securities for good faith errors of judgment or for anything except willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement.  It is further understood and agreed that Manager may rely upon information furnished to it by Client that Manager reasonably believes to be accurate and reliable.  Certain federal laws, including federal securities laws, impose liabilities under certain circumstances on persons who act in good faith and therefore nothing contained herein shall in any way constitute a waiver or limitation of any rights that Client may have under any such federal laws.

7.2                               Indemnification.

(a)                                  Notwithstanding any limitation of liability contained in Section 7.1, Manager shall indemnify and hold Client harmless from and against any losses, damages, expenses (including reasonable attorneys’ fees), liabilities, penalties, demands and claims of any nature whatsoever with respect to or arising out of Manager’s breach or violation of any agreement, covenant, representation or warranty made by Manager herein.

(b)                                 Client shall indemnify and hold Manager harmless from and against any losses, damages, expenses (including reasonable attorneys’ fees), liabilities, penalties, demands and claims of any nature whatsoever with respect to or arising out Client’s breach or violation of any agreement, covenant, representation or warranty made by Client herein.

7.3                               Assignment.  No assignment (by operation of law or otherwise) of this Agreement, in whole or in part, nor any of the rights, interests or obligations under this Agreement by either party shall be effective without the prior written consent of the other party and the Insurance Authority.  For purposes of this section, the term “assignment” with respect to Manager as assignor shall have the same meaning as defined in Section 202 of the Investment Advisers Act.  Subject to the provisions of this Section 7.3, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

7.4                               Independent Contractor.  Manager shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent Client.  Client shall always retain the ultimate authority to make investment decisions on its own behalf.

7.5                               [Reserved]

7.6                               Specimen Signatures.  From time to time, Client shall provide Manager with a certificate setting forth the names and specimen signatures of the Representatives who are authorized to act on behalf of Client (including, but not limited to, the Investment Committee).  From time to time, Manager will provide Client with a certificate setting forth the names and specimen signatures of the Representatives who are authorized to act on behalf of Manager.  The parties hereto shall be fully protected in relying upon any written notice, instruction, direction or other communication (based upon the most recent certificate that has been received by the party) which is reasonably believed to have been executed by an individual who is authorized to act on behalf of the other party.

7.7                               [Reserved]

7.8                               [Reserved]

7.9                               Advertising and Promotion.  A party shall not engage in any advertising or promotional activity that refers to the other party without receiving the written consent of the other party prior to publication or announcement.  Manager shall however be entitled to disclose Client’s name and the size of the Account Assets in client listings and other similar material.

7.10                        Governing Law.   This Agreement shall be governed by the laws of the State of Delaware, without giving effect to its conflict of laws principles.

7.11                        Notices.  Any notice under this Agreement shall be given in writing, addressed, and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party’s principal place of business as set out here:

Manager:

General Counsel

GE Asset Management Incorporated

3003 Summer Street

Stamford, CT   06905

Client:

General Counsel

General Electric Capital Assurance Company

6620 W. Broad Street

Richmond, Virginia 23230

or to such other address as either party may designate in writing mailed to the other.  Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered, or, if mailed, when received unless otherwise permitted by the terms hereof.

7.12                        Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.13                        Amendments.  No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties.

7.14                        Electronic Notices, Waivers and Amendments.  For purposes of providing notices required or permitted by this Agreement, waiving any right under this Agreement, or amending any term of this Agreement and notwithstanding any law recognizing electronic signatures or records, “a writing signed,” “in writing” and words of similar meaning, shall mean only a writing in a tangible form bearing an actual “wet” signature in ink manually applied by the person authorized by the respective party, unless both parties agree otherwise by making a specific reference to this section.

7.15                        Entire Agreement.  This Agreement supersedes any and all oral or written agreements or understandings heretofore made, and contains the entire agreement of the parties, with respect to the subject matter hereof.

7.16                        Counterparts.  This Agreement may be executed in one or more counterparts, and such counterparts together shall constitute one and the same agreement.

7.17                        Additional Parties.   Insurance company Affiliates of Genworth Financial, Inc. may become party to and bound by the provisions of this Agreement subject only to executing

the Adoption Agreement attached hereto as Exhibit 1 and obtaining any necessary regulatory approvals.   Each such additional insurance company becoming a party to this Agreement shall be deemed a “Client” hereunder.   If and when the Agreement involves two or more Clients, any one Client may terminate this Agreement, but only with respect to such Client’s participation in the Agreement, in accordance with Article III.

7.18                        Taxes.

(a)                                  Each party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

(b)                                 Client may report and (as appropriate) pay any sales, use, excise, value-added, services, consumption, and other taxes and duties (“Taxes”) directly if Client provides Manager with a direct pay or exemption certificate.

(c)                                  The parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible.  Manager’s invoices shall separately state the amounts of any Taxes Manager is proposing to collect from Client.

(d)                                 Manager shall promptly notify Client of any claim for Taxes asserted by applicable taxing authorities for which Client is alleged to be financially responsible hereunder.  Manager shall coordinate with Client the response to and settlement of, any such claim.  Notwithstanding the above, Client’s liability for such Taxes is conditioned upon Manager providing Client notification within twenty (20) business days of receiving any proposed assessment of any additional Taxes, interest or penalty due by Manager.

(e)                                  Client shall be entitled to receive and to retain any refund of Taxes paid to Manager pursuant to this Agreement.  In the event Manager shall be entitled to receive a refund of any Taxes paid by Client to Manager, Manager shall promptly pay, or cause the payment of, such refund to Client.

ARTICLE VIII

DISPUTE RESOLUTION

8.1          General Provisions.

(a)                                  Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VIII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)                                 Commencing with a request contemplated by Section 8.2 set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 8.3 set forth below, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(c)                                  Except as provided in Section 8.1(f) in connection with any Dispute, the parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages, and (ii) trial by jury.

(d)                                 The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(e)                                  All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VIII are pending.  The parties will take such action, if any, required to effectuate such tolling.

(f)                                    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any such Dispute and each party hereby irrevocably agrees that all claims in respect of any such Dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law any objection which they may now or hereafter have to the laying of venue of any such Dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

8.2                               Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities involved in such Dispute.  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”).  The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.

8.3                               Mediation.  If a Dispute is not resolved by negotiation as provided in Section 8.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect.  The parties will select a mediator from the CPR Panels of Distinguished Neutrals.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

8.4          Arbitration

(a)                                  If a Dispute is not resolved by mediation as provided in Section 8.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).  The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b)                                 The neutral organization for purposes of the CPR Arbitration Rules will be the CPR.  The arbitral tribunal shall be composed of three arbitrators, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules.  The arbitration shall be conducted in New York City.  Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party.  A written transcript of the proceedings shall be made and furnished to the parties.  The arbitrators shall determine the Dispute in accordance with the law of State of Delaware, without giving effect to any conflict of law rules or other rules that might render law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § § 1 et seq.

(c)                                  The parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 8.4 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 8.4 may be entered and enforced in any court having jurisdiction thereof.

(d)                                 Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 8.4(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under Applicable Law, or (iii) for interim relief as provided in paragraph (e) below.  For purposes of the foregoing, the parties hereto submit to the non-exclusive jurisdiction of the courts of State of Delaware.

(e)                                  In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable.  Notwithstanding Section 8.4(d) above, each party acknowledges that in the event of any actual or threatened breach of Article V, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief.  Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f)                                    Each party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article VIII.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

GE ASSET MANAGEMENT INCORPORATED

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

By:
Name:
Title:

SCHEDULE 6.1

PLAN ASSETS

None.

EXHIBIT 1

ADOPTION AGREEMENT

(AMENDED AND RESTATED INVESTMENT MANAGEMENT AND SERVICES AGREEMENT)

By executing this Adoption Agreement, the undersigned corporation, an insurance company Affiliate of General Electric Capital Assurance Company, hereby adopts and agrees to be bound by the terms and provisions of the Amended and Restated Investment Management and Services Agreement between GE Asset Management Incorporated and General Electric Capital Assurance Company dated as of                   , 2004 (the “Agreement”), as provided in Section 7.17 of the Agreement.

This Adoption Agreement shall become effective on the date executed unless otherwise noted.

[Name and Address of Corporation]
By:
Name:
Title:
Date:

Schedule

                The following agreements are substantially identical in all material respects to the Amended and Restated Investment Management and Services Agreement between General Electric Capital Assurance Company and GE Asset Management Incorporated.  Differences between the agreements are noted below.

Agreement	Differences

Amended and Restated Investment

Management and Services Agreement

among First Colony Life Insurance

Company, Federal Home Life Insurance

Company, FFRL Re Corp., GE Life and

Annuity Assurance Company, Jamestown

Life Insurance Company and GE Asset

Management Incorporated

Parties to the Agreements differ. (See Agreement titles.)
Amended and Restated Investment Management and Services Agreement between GE Capital Life Assurance Company of New York and GE Asset Management Incorporated	Parties to the Agreements differ. (See Agreement titles.)

Amended and Restated Investment

Management and Services Agreement

among General Electric Mortgage

Insurance Corporation, General Electric

Mortgage Insurance Corporation of North

Carolina, Private Residential Mortgage

Insurance Corporation, GE Residential

Mortgage Insurance Corporation of North

Carolina, General Electric Home Equity

Insurance Corporation of North Carolina,

GE Mortgage Reinsurance Corporation of

North Carolina and GE Asset Management

Incorporated

Parties to the Agreements differ. (See Agreement titles.)